FOR IMMEDIATE RELEASE
September 20, 2005

For further information contact:
Craig Montanaro
Senior Vice President and Director of Strategic Planning
Kearny Financial Corp.
(973) 244-4510

                             KEARNY FINANCIAL CORP.
                             ANNOUNCES CASH DIVIDEND

     FAIRFIELD, N.J., Sept. 20 -- Kearny Financial Corp. (Nasdaq: KRNY) (the "Company") announced today that the Company's Board of Directors has declared a quarterly cash dividend of $.05 per share to stockholders of record as of October 7, 2005 payable on October 21, 2005. This is the Company's second dividend since completing its initial public stock offering in February 2005 and is an increase from the prior quarterly dividend of $.04 per share paid in July 2005.

     The Company is the majority-owned subsidiary of Kearny MHC, a federally chartered mutual holding company, which owns 70 % of the Company's outstanding shares. Kearny MHC has filed a notice with the Office of Thrift Supervision of its intent to waive the receipt of dividends paid on the shares it owns of the Company.

     President and CEO John N. Hopkins indicated that the cash dividend is being paid to provide a return to stockholders, after considering the equity and profitability of the Company. It is the current intention of the Board of Directors to continue to pay such a dividend quarterly. However, the payment of future dividends will be subject to the Board's periodic review of the financial condition, earnings, and capital requirements of the Company.

     Kearny Financial Corp. is the holding company for Kearny Federal Savings Bank, which operates from its administrative headquarters building in Fairfield, New Jersey, and twenty-five branch offices located in Bergen, Hudson, Passaic, Morris, Middlesex, Essex, Union and Ocean Counties, New Jersey. At June 30, 2005, Kearny Financial Corp. had total assets, deposits and stockholders' equity of $2.11 billion, $1.53 billion and $505.5 million, respectively. Shares of Kearny Financial Corp. trade on the Nasdaq National Market under the symbol "KRNY."

     Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Kearny Financial Corp. with the Securities and Exchange Commission from time to time. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.